Exhibit 10.19

Ooma, Inc.

May 2, 2022

Ravi Narula

VIA EMAIL

Dear Ravi:

Ooma, Inc. (the “Company”) previously granted you certain options to purchase shares of the Company’s common stock (the “Options”) pursuant to the Company’s 2015 Equity Incentive Plan (the “Plan). Further, as of June 15, 2021, you and the Company entered into a Transition and Consulting Agreement which provided for your continued service with the Company as a consultant to the Company through November 1, 2021 (the “Consulting Agreement”).  Per the terms of the Consulting Agreement, (i) your Options continued to vest through and including November 1, 2021, and ceased vesting after November 1, 2021, (ii) the Term/Expiration Date of your vested but unexercised Options was extended to June 15, 2022, and (iii) your outstanding unvested Options, and your outstanding unvested restricted stock units previously granted pursuant to the Plan, expired upon on November 1, 2021.

We are writing to you now to notify you that the Company has further amended your vested Options to extend the time you will have to exercise your vested Options. Specifically, subject to your return of an executed copy of this letter to the Company on or before 5:00 p.m. PT on May 9, 2022, the Options will be amended to extend the post-termination exercise period of your Options such that the Options will remain outstanding and exercisable to the extent vested until the earliest of (i) December 15, 2022, (ii) the maximum original expiration date applicable to the Options (i.e., the 10-year term of the Options), and (iii) such earlier date as may be provided or permitted by the Plan, including, without limitation, in connection with a dissolution or liquidation of the Company or a change of control of the Company (the “Option Extension Amendments”).

Please consult with your personal tax or financial advisor if you have any questions related to the impact of the Option Extension Amendments on your Options.

To indicate your agreement to the Option Extension Amendments, please sign and date this letter in the space below and return it to me on or before 5:00 p.m. PT on May 9, 2022. Effective upon your execution of this letter, the stock option agreements evidencing your Options (the “Option Agreements”) will be deemed amended to reflect the Option Extension Amendments. To the extent not amended by the Option Extension Amendments, the Option Agreements will remain in full force and effect. This letter, and all acts and transactions pursuant hereto, and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to conflict of law principles.

Sincerely,

OOMA, INC.

By: /s/ Eric Stang

Name:Eric Stang

Title:President and CEO

Agreed and Accepted

/s/ Ravi Narula

Ravi Narula

Dated: 5/2/2022